EXHIBIT 99.1

QCR Holdings, Inc. Announces a Cash Dividend of $0.06 Per Share

MOLINE, Ill., Feb. 23, 2024 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) today announced that on February 21, 2023, the Company’s board of directors declared a cash dividend of $0.06 per share payable on April 3, 2024, to holders of common stock of the Company of record on March 15, 2024.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018, and Guaranty Bank, also based in Springfield, Missouri, was acquired by the Company and merged with Springfield First Community Bank on April 1, 2022, with the combined entity operating under the Guaranty Bank name. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company offers equipment loans and leases to businesses through its wholly owned subsidiary, m2 Equipment Finance, LLC, based in Brookfield, Wisconsin, and also provides correspondent banking services. The Company has 36 locations in Iowa, Missouri, Wisconsin and Illinois. As of December 31, 2023, the Company had $8.5 billion in assets, $6.5 billion in loans and $6.5 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contact:

Todd A. Gipple
President
Chief Financial Officer
(309) 743-7745
tgipple@qcrh.com